                                                                 EXECUTION COPY

                                                                 EXHIBIT 2(b)


                            STOCK PURCHASE AGREEMENT

                                     between

                               CISCO SYSTEMS, INC.

                                       and

                              CORNING INCORPORATED


                          DATED AS OF DECEMBER 8, 2000

                                TABLE OF CONTENTS
                                                                           PAGE
                                                                           ----

                                    ARTICLE I

                           SALE AND PURCHASE OF SHARES

      1.1   Sale and Purchase of Shares.......................................2

                                   ARTICLE II

                             PURCHASE CONSIDERATION

      2.1   Amount and Payment of Purchase Price..............................2

                                   ARTICLE III

                             CLOSING AND TERMINATION

      3.1   Closing Date......................................................2
      3.2   Termination of Agreement..........................................3
      3.3   Procedure Upon Termination........................................3
      3.4   Effect of Termination.............................................3

                                   ARTICLE IV

                 REPRESENTATIONS AND WARRANTIES OF THE SELLER

      4.1   Organization and Good Standing....................................3
      4.2   Authorization of Agreement........................................3
      4.3   Capitalization....................................................4
      4.4   Conflicts; Consents of Third Parties..............................4
      4.5   Ownership and Transfer of Shares..................................4
      4.6   Litigation........................................................5
      4.7   Brokers'Fees.................................................... .5
      4.8   HSR Representation................................................5
      4.9   Investment Representation, Transfer Restrictions..................5

                                    ARTICLE V

                 REPRESENTATIONS AND WARRANTIES OF PURCHASER

      5.1   Organization and Good Standing....................................6
      5.2   Authorization of Agreement........................................6
      5.3   Conflicts; Consents of Third Parties..............................6
      5.4   Investment Intention..............................................7
      5.5   Brokers' Fees.....................................................7

      5.6   Access to Information.............................................7
      5.7   SEC Documents; Financial Statements...............................7

                                   ARTICLE VI

                               CLOSING CONDITIONS

      6.1   Conditions to the Obligations of the Purchaser....................8
      6.2   Conditions to the Obligations of the Seller.......................9

                                   ARTICLE VII

                                    COVENANTS


      7.1   Confidentiality...................................................10
      7.2   Filings with Governmental Bodies..................................11
      7.3   No Solicitation...................................................11
      7.4   Commercially Reasonable Efforts...................................11
      7.5   Lock-Up Period....................................................12
      7.6   Legend............................................................12
      7.7   Satisfaction of Co-Sale Rights....................................12

                                  ARTICLE VIII

                                 INDEMNIFICATION


                                   ARTICLE IX

                                  MISCELLANEOUS

      9.1   Certain Definitions...............................................15
      9.2   Public Announcements..............................................19
      9.3   Payment of Sales, Use or Similar Taxes............................19
      9.4   Expenses..........................................................20
      9.5   Survival of Representations and Warranties........................20
      9.6   Further Assurances................................................20
      9.7   Entire Agreement; Amendments and Waivers; Exclusive Remedies......20
      9.8   Governing Law; Submission to Jurisdiction; Consent to Service.....21
      9.9   Table of Contents and Headings....................................21
      9.10  Notices...........................................................22
      9.11  Severability .....................................................22
      9.12  Binding Effect; Assignment .......................................23
      9.13  Specific Performance .............................................23

                      EXHIBITS TO STOCK PURCHASE AGREEMENT

   EXHIBIT                                                            SECTION
   -------                                                            -------

   Exhibit A  Purchaser Registration Rights Agreement                 Recitals
   Exhibit B  Certificate of Satisfaction of Purchaser Conditions    6.1(a)(iii)
   Exhibit C  Certificate of Satisfaction of Seller Conditions       6.2(a)(ii)

                              INDEX OF DEFINITIONS


DEFINED TERM                                                        PAGE

ACQUISITION TRANSACTION..............................................11, 15
AFFILIATE............................................................15, 23
Affiliates...........................................................11, 13
AGREEMENT.............................................................1, 15
Applicable Percentage.............................................1, 13, 15
BASKET...............................................................13, 15
BUSINESS DAY.............................................................15
Business Days..........................................................2, 9
By-Laws...............................................................4, 15
Certificate of Incorporation..........................................4, 15
Cisco Supply Agreement...............................................14, 15
CLAIMS...............................................................14, 15
Closing.......................................2, 3, 5, 8, 9, 14, 15, 16, 20
Closing Date...................2, 3, 4, 6, 8, 9, 10, 12, 13, 14, 15, 16, 20
CODE.....................................................................16
COMPANY........................1, 4, 5, 7, 8, 9, 10, 11, 12, 13, 14, 15, 16
COMPANY COMMON STOCK........................................1, 4, 8, 10, 16
Company's.................................................................7
Competition Laws....................................4, 7, 9, 10, 11, 16, 20
Confidential Material............................................10, 11, 16
Confidentiality Agreement............................................11, 16
Contract..............................................................9, 16
Co-Sale Rights....................................................1, 12, 16
Environmental and Safety Laws........................................13, 16
Exchange Act..........................................................7, 16
Governmental Body........................3, 4, 6, 9, 10, 11, 12, 16, 17, 19
HSR Act...................................................9, 10, 11, 16, 20
Law.....................................................4, 6, 9, 12, 17, 21
Laws.................................................2, 4, 5, 6, 11, 16, 20
LIEN.....................................................................17
Liens...............................................................2, 4, 5
Lock-Up Period.......................................................12, 17
Losses....................................................1, 13, 15, 17, 21
MAJORITY PURCHASE AGREEMENT...........................................1, 17
Majority Representations and Warranties...........................1, 13, 15
MAJORITY SELLERS...........................1, 8, 10, 11, 12, 13, 15, 17, 20
MAJORITY SELLERS' KNOWLEDGE..............................................17
MAJORITY TRANSACTION AGREEMENTS....................................1, 8, 17
NYSE..................................................................7, 17
Order.....................................................3, 4, 5, 6, 9, 17
Orders...................................................................16
OTI..............................5, 7, 8, 9, 10, 11, 12, 13, 14, 15, 17, 18

OTNL..............................................................1, 17, 18
PARENT......................................1, 8, 9, 10, 11, 13, 15, 17, 18
PCS.......................................................1, 15, 16, 17, 18
Permits..............................................................11, 17
Person...................................................11, 15, 17, 18, 19
Persons..............................................................19, 22
Purchase Price..............................................2, 8, 9, 13, 18
PURCHASER.........................1, 2, 3, 4, 5, 6, 7, 8, 9, 10, 11, 12, 13,
14, 16, 18, 19, 20, 23, 22, 23
Purchaser Common Stock................................2, 5, 6, 7, 9, 12, 18
Purchaser Financial Statements........................................7, 18
Purchaser Material Adverse Effect.....................................6, 18
Purchaser Registration Rights Agreement.........................2, 7, 9, 18
Qualification.........................................................2, 18
Registration Rights Agreement.........................................5, 16
SEC...................................................................7, 18
SEC Documents.........................................................7, 18
Securities Act.....................................................5, 7, 18
SELLER........1, 2, 3, 4, 5, 6, 7, 8, 9, 10, 11, 12, 13, 14, 15, 16, 17, 18,
                                                         19, 20, 21, 22, 23
Seller Material Adverse Effect........................................9, 18
SHARES......................................1, 2, 3, 4, 7, 8, 9, 10, 18, 23
Stockholders' Agreement................................1, 4, 12, 16, 18, 21
Subsidiaries.....................................................12, 18, 19
Tax..........................................................13, 14, 15, 19
Taxes....................................................13, 14, 15, 19, 20
Transaction Agreements...1, 3, 4, 5, 6, 7, 8, 9, 10, 11, 13, 14, 19, 20, 21
US GAAP...............................................................7, 19

                            STOCK PURCHASE AGREEMENT

            STOCK PURCHASE AGREEMENT, dated as of December 8, 2000 (the "AGREEMENT"), between Cisco Systems, Inc., a corporation organized and existing under the laws of the State of California (the "SELLER") and Corning Incorporated, a corporation organized and existing under the laws of the State of New York (the "PURCHASER").

                             W I T N E S S E T H:

            WHEREAS, the Seller owns 500,000 shares of Series A Convertible Preferred Stock, $0.01 par value per share, (the "SHARES") of Optical Technologies USA Corp., a Delaware corporation (the "COMPANY"), which shares constitute all of the issued and outstanding shares of preferred stock of the Company; and

            WHEREAS, the Seller is a party to that certain Stockholders' Agreement, dated as of August 2, 2000 (the "STOCKHOLDERS' AGREEMENT"), among Pirelli Cavi e Sistemi S.p.A., a corporation organized and existing under the laws of the Republic of Italy ("PCS"), Optical Technologies The Netherlands B.V., a corporation organized and existing under the laws of the Netherlands ("OTNL"), Pirelli S.p.A., a corporation organized and existing under the laws of the Republic of Italy and the direct or indirect parent of PCS and OTNL ("PARENT"), and Seller; and

            WHEREAS, the Purchaser is a party to that certain Stock Purchase Agreement, dated as of September 26, 2000 (the "MAJORITY PURCHASE AGREEMENT"), among PCS and OTNL (collectively, the "MAJORITY SELLERS"), Parent and the Purchaser, pursuant to which the Purchaser has agreed to purchase from the Majority Sellers all of the issued and outstanding shares of common stock of the Company (the "COMPANY COMMON STOCK"); and

            WHEREAS, in accordance with Section 3.2 of the Stockholders' Agreement, the Seller has exercised its Co-Sale Rights with respect to the Shares; and

            WHEREAS, the Seller and the Purchaser desire to document the terms upon which the Seller shall sell to the Purchaser, and the Purchaser shall purchase from the Seller, the Shares and to modify such terms from the terms contemplated by the Stockholders' Agreement; and

            WHEREAS, the Seller desires to sell to Purchaser, and Purchaser desires to purchase from the Seller, the Shares for the consideration and upon the terms and conditions hereinafter set forth; and

            WHEREAS, the Majority Sellers and the Parent have made certain representations and warranties (the "MAJORITY REPRESENTATIONS AND WARRANTIES"), under the Majority Purchase Agreement and the Transaction Agreements as defined in the Majority Purchase Agreement (the "MAJORITY TRANSACTION AGREEMENTS"); and

            WHEREAS, Seller agrees pursuant to Article 8 hereof to indemnify and hold harmless the Purchaser for Seller's Applicable Percentage of Losses which may be suffered by the Purchaser through any breach by any one or more of the Majority Sellers or the Parent of any of the Majority Representations and Warranties; and

            WHEREAS, at the Closing Date, the Purchaser and the Seller shall enter into a registration rights agreement pursuant to which Purchaser agrees to register the shares of its common stock issuable in connection with this Agreement in the form attached hereto as Exhibit A (the "Purchaser Registration Rights Agreement"); and

            WHEREAS, certain terms used in this Agreement are defined in
Section 9.1;

            NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements hereinafter contained, the parties hereby agree as follows:

                                  ARTICLE I

                           SALE AND PURCHASE OF SHARES

1.1 SALE AND PURCHASE OF SHARES. At the closing of the sale and purchase of the Shares (the "Closing"), upon the terms and subject to the conditions contained herein, the Seller shall sell, assign, transfer, convey and deliver free and clear of all Liens (other than limitations on resale under applicable securities Laws) to the Purchaser, and the Purchaser shall purchase from the Seller, the Shares.

                                  ARTICLE II..

                             PURCHASE CONSIDERATION

2.1 AMOUNT AND PAYMENT OF PURCHASE PRICE. Subject to the terms and conditions contained herein, in consideration for the sale and delivery of the Shares, the Purchaser shall deliver to the Seller the following (such consideration, the "Purchase Price"):

          (a) At the Closing, that number of shares of unregistered common stock, par value $.50 per share ("Purchaser Common Stock"), of the Purchaser equal to $370,000,000 divided by the Purchaser Share Price; and

          (b) Upon Qualification, that number of shares of Purchaser Common Stock equal to $20,000,000 divided by the Purchaser Share Price. If Qualification occurs prior to the Closing Date, such Purchaser Common Stock shall be issued at that the Closing. If Qualification occurs subsequent to the Closing Date but on or before September 30, 2001, such Purchaser Common Stock shall be issued within three Business Days thereafter.

The Purchaser Share Price shall be $71.25 per share.

                                  ARTICLE III.

                             CLOSING AND TERMINATION

     3.1 CLOSING DATE. The Closing shall take place at the offices of Nixon Peabody LLP, located at 437 Madison Avenue, New York, New York 10022 immediately after the closing of the transactions contemplated by the Majority Stock Purchase Agreement, provided the conditions to closing set forth in Section 6 hereof (other than those to be satisfied at the Closing, which shall be satisfied or waived at the Closing) have been satisfied or waived by the party entitled to waive such condition, or on such other date after such satisfaction or waiver and at such other time and place upon which the Seller and the Purchaser shall agree (which time and place are designated as the "Closing Date").

     3.2 TERMINATION OF AGREEMENT. This Agreement may be terminated prior to the Closing as follows:

          (a)   by mutual written consent of the Seller and the Purchaser;

          (b) by the Seller or the Purchaser if there shall be in effect a final non-appealable Order of a Governmental Body of competent jurisdiction enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby, it being agreed that the parties hereto shall promptly appeal any adverse determination that is appealable (and pursue such appeal with reasonable diligence); or

          (c) by the Seller or the Purchaser if the Majority Purchase Agreement shall have been terminated.

     3.3 PROCEDURE UPON TERMINATION. In the event of termination by the Purchaser or the Seller, or both, pursuant to Section 3.2 hereof, written notice thereof shall forthwith be given to the other party, and this Agreement shall terminate immediately upon receipt of such notice and the purchase of the Shares hereunder shall be abandoned, without further action by the Purchaser or the Seller.

     3.4 EFFECT OF TERMINATION. In the event that this Agreement is validly terminated as provided herein, then each of the parties shall be relieved of its duties and obligations arising under this Agreement after the date of such termination, and such termination shall be without liability to the Purchaser or the Seller; provided, however, that the obligations of the parties set forth in Sections 7.1 and 9.4 hereof shall survive any such termination and shall be enforceable hereunder; and provided further, however, that nothing in this
Section 3.4 shall relieve the Purchaser or the Seller of any liability for a breach of this Agreement prior to such termination.

                                  ARTICLE IV

                  REPRESENTATIONS AND WARRANTIES OF THE SELLER

            The Seller represents and warrants to the Purchaser that:

     4.1 ORGANIZATION AND GOOD STANDING. The Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of California.

     4.2 AUTHORIZATION OF AGREEMENT. The Seller has all requisite power, authority and legal capacity to execute and deliver this Agreement and each other agreement, document, or instrument or certificate contemplated by this Agreement or to be executed by the Seller in connection with the consummation of the transactions contemplated by this Agreement (this Agreement and such other agreements, documents, instruments and certificates, collectively, the "Transaction Agreements"), and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each of the Transaction Agreements and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Seller and no other corporate or shareholder proceedings on the part of Seller are necessary to authorize this Agreement or any of the other Transaction Agreements or to consummate the transactions contemplated hereby and thereby. This Agreement has been and each of the other Transaction Agreements have been, or will have been as of the Closing Date, duly and validly executed and delivered by the Seller, and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each of the other Transaction Agreements when so executed and delivered will constitute, legal, valid and binding obligations of the Seller, enforceable against the Seller in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization and similar Laws affecting creditors' rights and subject to the enforceability of equitable remedies.

     4.3 CAPITALIZATION. 500,000 shares designated as Series A Convertible Preferred Stock, $0.01 par value per share, were issued to the Seller and are outstanding (which Shares represent a ten percent (10%) equity interest in the Company on a fully-diluted basis). All of the Shares were duly authorized for issuance and are validly issued, fully paid and non-assessable. The Shares being acquired by the Purchaser hereunder constitute all of the issued and outstanding shares of Series A Convertible Preferred Stock or any other form of equity of the Company other than the Company Common Stock.

      4.4 CONFLICTS; CONSENTS OF THIRD PARTIES. (a) None of the execution and delivery by the Seller of this Agreement and the Transaction Agreements, the consummation of the transactions contemplated hereby or thereby, or compliance by the Seller with any of the provisions hereof or thereof will (i) conflict with, or result in the breach of, any provision of the Certificate of Incorporation, the By-Laws or any organizational document of the Seller; (ii) conflict with, require the consent of, violate, result in the breach or termination of, constitute a default or give rise to any right of termination or acceleration or the right to increase the obligations or otherwise modify the terms thereof under any material note, bond, mortgage, indenture, license, agreement or other instrument, commitment or obligation to which the Seller is a party or by which Seller or its properties or assets is bound; (iii) violate any Law, Order or Permit by which the Seller is bound (except, in the case of clause
(iii), for such violations as would not, individually or in the aggregate, have a Seller Material Adverse Effect).

            (b) Except for filings under the Competition Laws, no consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Governmental Body is required on the part of the Seller in connection with the execution and delivery of this Agreement or the Transaction Agreements or the compliance or performance by the Seller with any of the provisions hereof or thereof.

     4.5 OWNERSHIP AND TRANSFER OF SHARES. The Seller is the record and beneficial owner of the Shares, free and clear of any and all Liens (other than limitations on resale under applicable United States securities Laws and restrictions on future sales imposed under the Stockholders' Agreement). The Seller has the corporate power and authority to sell, transfer, assign and deliver the Shares as provided in this Agreement, and such delivery will convey to the Purchaser good and marketable title to such Shares, free and clear of any and all Liens (other than limitations on resale under applicable United States securities Laws. Immediately after the Closing, the Purchaser will own all of the issued and outstanding Series A Convertible Preferred Stock of the Company, free and clear of any and all Liens (other than limitations on resale under applicable United States securities Laws).

     4.6 LITIGATION. There is no action, suit, proceeding, claim, arbitration or investigation pending or, to the Seller's Knowledge, threatened, against the Seller or any of its properties or assets, against any employee, officer or director (in each case, solely brought in their capacity as such) of the Seller, or that questions the validity of this Agreement or any of the other Transaction Agreements or the right of the Seller to enter into this Agreement or the other Transaction Agreements. There is no Order pending against the Seller or any of its properties or assets.

     4.7 BROKERS' FEES. Neither the Company, OTI nor the Purchaser, as a result of any action taken by the Seller, has incurred or will incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or investment bankers' fees or any similar charges in connection with this Agreement or any transaction contemplated hereby.

     4.8 HSR REPRESENTATION. As a result of acquiring the Purchaser Common Stock, Seller will hold less than ten (10) percent of the outstanding voting securities of Purchaser. Seller is acquiring the Purchaser Common Stock "solely for the purpose of investment" within the meaning of the rules, regulations, statements and interpretations under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, 16 CFR Sections 801.1(i)(1) and 802.9, and has no intention of participating in the formulation, determination, or direction of the basic business decisions of Purchaser.

     4.9 INVESTMENT REPRESENTATION, TRANSFER RESTRICTIONS.

         (a) The Seller is acquiring the shares of Purchaser Common Stock constituting the consideration for its own account and not with a view to, or for sale in connection with, any distribution thereof. The Seller understands that the shares of Purchaser Common Stock are being offered in a transaction not involving any public offering, within the meaning of the Securities Act, that the shares of Purchaser Common Stock have not been registered and, until registered under the Securities Act pursuant to the terms of the Registration Rights Agreement and sold pursuant to a prospectus under such registration, the shares of Purchaser Common Stock may be offered, resold, pledged or otherwise transferred only in accordance with exemptions from the registration requirements of the Securities Act and any applicable securities laws of any applicable jurisdiction and the restrictions set forth in the legends on the certificates evidencing the shares of Purchaser Common Stock.

         (b) In the normal course of its business or its investing activities, the Seller invests in or purchases securities similar to the shares of Purchaser Common Stock, and it has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of acquiring the shares of Purchaser Common Stock. The Seller is an "accredited investor" within the meaning of Rule 501(a) of the Securities Act. The Seller is aware that it may be required to bear the economic risk of an investment in the shares of Purchaser Common Stock for an indefinite period of time and it is able to bear such risk.

         (c) The Seller has been given access to all documents, records and other information that the Seller has requested and has had adequate opportunity to ask questions of, and receive answers from, the Purchaser's officers, employees, agents, accountants and representatives concerning the Purchaser's business, operations, financial condition, assets, liabilities, and all other matters that the Seller deemed relevant to its investment in the Purchaser Common Stock; provided, however, that none of the foregoing shall alter, diminish, obviate or impair the Seller's right to rely upon all of the representations and warranties of the Purchaser contained in this Agreement.

                                  ARTICLE V

                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

         The Purchaser hereby represents and warrants to the Seller that:

     5.1 ORGANIZATION AND GOOD STANDING. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of New York.

     5.2 AUTHORIZATION OF AGREEMENT. The Purchaser has all requisite power, authority and legal capacity to execute and deliver this Agreement and each other agreement, document, or instrument or certificate contemplated by this Agreement or to be executed by the Purchaser in connection with the consummation of the transactions contemplated by this Agreement and each of the other Transaction Agreements, and to consummate the transactions contemplated hereby and thereby. This Agreement and each of the other Transaction Agreements has been, or will have been as of the Closing Date, duly and validly executed and delivered by the Purchaser, and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each of the other Transaction Agreements when so executed and delivered will constitute, legal, valid and binding obligations of the Purchaser, enforceable against the Purchaser in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization and similar Laws affecting creditors' rights and subject to the enforceability of equitable remedies.

     5.3 CONFLICTS; CONSENTS OF THIRD PARTIES.


         (a) Neither the execution and delivery by the Purchaser of this Agreement and of the Transaction Agreements, nor the compliance by the Purchaser with any of the provisions hereof or thereof will (i) conflict with, or result in the breach of, any provision of the certificate of incorporation or by-laws of the Purchaser, (ii) conflict with, require the consent of, violate, result in the breach of, or constitute a default under any material note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which the Purchaser is a party or by which the Purchaser or its properties or assets are bound to, or (iii) to the Purchaser's knowledge, violate any Law or Order by which the Purchaser is bound, except, in the case of clause (ii) or clause
(iii), for such violations, breaches or defaults as would not, individually or in the aggregate, have a Purchaser Material Adverse Effect.

         (b) No consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Governmental Body is required on the part of the Purchaser in connection with the execution and delivery of this Agreement or the Transaction Agreements or the compliance by Purchaser with any of the provisions hereof or thereof, except for (i) the filing of any required report with the SEC and the NYSE, (ii) the registration of the shares of Purchaser Common Stock as contemplated by the Purchaser Registration Rights Agreement, and
(iii) such other filings as may be required under applicable securities or Competition Laws.

     5.4 INVESTMENT INTENTION. The Purchaser is acquiring the Shares for its own account for investment purposes only and not with a present view to the distribution (as such term is used in Section 2(11) of the Securities Act) thereof. The Purchaser understands that the Shares have not been registered under the Securities Act and cannot be sold unless subsequently registered under the Securities Act or an exemption from such registration is available.

     5.5 BROKERS' FEES. None of the Company, OTI or the Seller, as a result of any action taken by the Purchaser, has incurred or will incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or investment bankers' fees or any similar charges in connection with this Agreement or any transaction contemplated hereby.

     5.6 ACCESS TO INFORMATION. The Purchaser has been given access to all documents, records and other information that the Purchaser has requested and has had adequate opportunity to ask questions of, and receive answers from, the Company's officers, employees, agents, accountants and representatives concerning the Company's business, operations, financial condition, assets, liabilities, and all other matters that it deemed relevant to its investment in the Shares; provided, however, that none of the foregoing shall alter, diminish, obviate or impair the Purchaser's right to rely upon all of the representations and warranties of the Seller contained in this Agreement.

     5.7 SEC DOCUMENTS; FINANCIAL STATEMENTS. The Purchaser has made available to the Seller each statement, report, registration statement (with the prospectus in the form filed pursuant to Rule 424(b) of the Securities Act), definitive proxy statement, and other filings filed with the SEC by the Purchaser since January 1, 2000 (collectively, the "SEC Documents"). As of their respective filing dates the SEC Documents complied as to form in all material respects with the requirements of the Exchange Act and the Securities Act, and none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. The financial statements of the Purchaser, including the notes thereto, included or incorporated by reference in the SEC Documents (the "Purchaser Financial Statements") were complete and correct in all material respects as of their respective dates, complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto as of their respective dates, and have been prepared in accordance with US GAAP applied on a basis consistent throughout the periods indicated and consistent with each other (except as may be indicated in the notes thereto or, in the case of unaudited statements included in Quarterly Reports on Form 10-Q, as permitted by Form 10-Q of the
SEC). The Purchaser Financial Statements fairly present the consolidated financial condition and operating results of the Purchaser and its subsidiaries at the dates and during the periods indicated therein (subject, in the case of unaudited statements, to normal, recurring year-end adjustments).

                                  ARTICLE VI

                               CLOSING CONDITIONS

     6.1 CONDITIONS TO THE OBLIGATIONS OF THE PURCHASER. The obligation of the Purchaser to purchase the Shares at Closing shall be subject to the receipt by the Seller of the Purchase Price and the satisfaction (or waiver by the Purchaser) of each of the following conditions at or before Closing:

         (a) DELIVERY OF DOCUMENTS. The Seller shall have delivered to the Purchaser, in form and substance reasonably satisfactory to the Purchaser, the following:

             (i) stock certificates representing the Shares, duly endorsed in blank or accompanied by duly executed stock transfer powers;

            (ii) written resignations of the directors of the Company and OTI, appointed thereto as designees of Seller, substantially in the form of Exhibit D to the Majority Purchase Agreement;

           (iii) a certificate, substantially in the form of Exhibit C, of an officer of the Seller, dated the Closing Date, certifying as to the satisfaction of the conditions specified in this Section 6.1; and

            (iv) a certificate of the secretary of the Seller dated the Closing Date certifying as to the accuracy of: (a) the Seller's organizational documents; and (b) excerpts of the resolutions of the board of directors of the Seller authorizing the execution, delivery and performance of this Agreement and each of other Transaction Agreements and the consummation of the transactions contemplated hereby and thereby.

         (b) PURCHASE OF COMPANY COMMON STOCK. The Purchaser shall have purchased all of the Company Common Stock from the Majority Sellers as contemplated by the Majority Purchase Agreement.

         (c) COMPLIANCE WITH AGREEMENTS. The Seller, the Majority Sellers, Parent, the Company and OTI shall have performed and complied in all material respects with all agreements, covenants and conditions contained herein and in each of the other Transaction Agreements, the Majority Purchase Agreement and the Majority Transaction Agreements that are required by the terms hereof or thereof to be performed or complied with by the Seller, the Majority Sellers, Parent, the Company or OTI on or before the Closing Date.

         (d) DELIVERY OF OTHER TRANSACTION AGREEMENTS. Simultaneously with or prior to the sale to the Purchaser of the Shares hereunder, the Seller shall have executed and delivered to the Purchaser each of the other Transaction Agreements to which it is a party.

         (e) REPRESENTATIONS AND WARRANTIES. All of the representations and warranties of the Seller contained herein or in any of the other Transaction Agreements shall be true and correct in all material respects (except for representations and warranties that are qualified by the Seller's or the Majority Sellers' Knowledge or materiality, which representations and warranties as so qualified shall be true in all respects) on and as of the date hereof and the Closing Date, except those representations and warranties of the Seller that speak of a certain date, which representations and warranties shall have been true and correct in all material respects as of such date both before and after giving effect to the transactions contemplated hereby and by the other Transaction Agreements; provided, however, that if all other conditions set forth in this Article VI are satisfied, Purchaser agrees to consummate the transactions described herein even if the representations and warranties of the Seller contained herein are untrue or incorrect in any material respect as of the Closing Date, unless the failure of the representations and warranties to be true as of the Closing Date would reasonably be expected to cause a Seller Material Adverse Effect. The Seller acknowledges that the provisions of this
Section 6.1(e) shall not alter, diminish, obviate or impair any indemnification rights that may be available to the Purchaser pursuant to Article 8 hereof.

         (f) AUTHORIZATIONS. The Seller shall have sent or made all material registrations, declarations and filings as may be required pursuant to any Law, including the HSR Act or Competition Laws of Germany or, if applicable, the European Commission or pursuant to any other Contract or Order material to the business of the Company or OTI or to which the Company or OTI is a party or is subject, in connection with the transactions to be consummated on or prior to the Closing Date as contemplated by this Agreement or any other Transaction Agreement.

         (g) HSR ACT AND OTHER COMPETITION LAWS; NO MATERIAL JUDGMENT OR ORDER. The waiting period, if any, under the HSR Act shall have terminated, any approvals required by the Competition Laws of Germany or such other Member States of the European Union identified jointly by the Purchaser and Parent within eight Business Days of the date hereof, or if applicable, the European Commission, applicable to the transactions contemplated hereby shall have been obtained, and on the Closing Date there shall not be any judgment or order of a court of competent jurisdiction or any ruling of any Governmental Body that would prohibit the sale of the Shares hereunder.

         (h) REGISTRATION RIGHTS. Purchaser and Seller shall have entered into the Purchaser Registration Rights Agreement.

     6.2 CONDITIONS TO THE OBLIGATIONS OF THE SELLER. The obligations of the Seller to sell the Shares to the Purchaser at the Closing shall be subject to the receipt by the Seller of the Purchase Price and the satisfaction (or waiver by the Seller) of each of the following conditions at or before the Closing:

         (a) DELIVERY OF DOCUMENTS. The Purchaser shall have delivered to the Seller, in form and substance reasonably satisfactory to the Seller, the following:

             (i) certificates registered in the name of the Seller evidencing such number of shares of Purchaser Common Stock required to be delivered at the Closing.

             (ii) a certificate of the Secretary of the Purchaser, dated the Closing Date, certifying as to the accuracy of resolutions of the Board of Directors of the Purchaser authorizing the execution, delivery and performance of this Agreement and the other Transaction Agreements and the consummation of the transactions contemplated hereby and thereby, or, if no such resolutions are required, a statement to that effect and describing the actual authorization; and

             (iii) a certificate on behalf of the Purchaser, substantially in the form of Exhibit B, of an officer of the Purchaser, dated the Closing Date, certifying as to the satisfaction of the conditions specified in this Section 6.2.

             (b) COMPLIANCE WITH AGREEMENTS. The Purchaser shall have performed and complied in all material respects with all agreements, covenants and conditions contained herein and in each of the other Transaction Agreements that are required by the terms hereof or thereof to be performed or complied with by the Purchaser on or before the Closing Date.

             (c) REPRESENTATIONS AND WARRANTIES. All of the representations and warranties of the Purchaser contained herein or in any of the other Transaction Agreements shall be true and correct in all material respects on and as of the Closing Date, except those representations and warranties of the Purchaser that speak as of a certain date, which representations and warranties shall have been true and correct in all material respects as of such date both before and after giving effect to the transactions contemplated hereby and by the other Transaction Agreements.

             (d) PURCHASE OF COMMON STOCK. The Purchaser shall have purchased all of the Company Common Stock from the Majority Sellers as contemplated by the Majority Purchase Agreement.

             (e) HSR ACT AND OTHER COMPETITION LAWS. The waiting period, if any, under the HSR Act shall have terminated, any approvals required by the Competition Laws of Germany or such other Member States of the European Union identified jointly by the Purchaser and Parent pursuant to the Majority Purchase Agreement or, if applicable, the European Commission, applicable to the transactions contemplated hereby shall have been obtained, and on the Closing Date there shall not be any judgment or order of a court of competent jurisdiction or any ruling of any Governmental Body that would prohibit the sale of the Shares hereunder.

                                   ARTICLE VII

                                    COVENANTS

     7.1 CONFIDENTIALITY.

         (a) The Seller shall treat and instruct all of its employees, representatives, agents, brokers and affiliates to treat, all Confidential Material confidentially, and not disclose such Confidential Material except in accordance herewith or use such Confidential Material other than for the benefit of the Company or OTI; provided, that (i) any Confidential Material may be disclosed to such party's agents who require access to such information and are directed by such party to treat such Confidential Material confidentially; (ii) Confidential Material may be disclosed without liability hereunder to the extent required by law or by the order or decree of any court or other governmental authority; provided, however, that the party legally compelled to disclose the Confidential Material shall provide the Purchaser with prompt notice of that fact so that the Purchaser may attempt to obtain a protective order or other appropriate relief.

         (b) For purposes of this section, the term "Confidential Material" means all information relating to the Company and OTI and their respective operations, except to the extent that such information shall have become public knowledge other than by breach of this Agreement, the Majority Purchase Agreement or the Confidentiality Agreement by the Seller, the Majority Sellers, Parent, the Company or OTI.

     7.2 FILINGS WITH GOVERNMENTAL BODIES. As promptly as practicable after the execution of this Agreement, each party shall, in cooperation with the other, file or cause to be filed any reports, notifications or other information that may be required under the HSR Act and other Competition Laws, shall furnish or cause to be furnished to the other all such information in its possession as may be reasonably necessary for the completion of the reports, notifications or submissions to be filed by the other, and shall use commercially reasonable efforts to respond as promptly as practicable to all inquiries received from the appropriate Governmental Bodies for additional information or documentation. Each party hereto agrees to use its best efforts to comply and cause its Affiliates to comply in a full and timely manner with any request from a Governmental Body for additional information relating to the HSR Act and other Competition Laws. Subject to Section 7.4, the parties shall use their respective, commercially reasonable efforts to resolve such objections, if any, as may be asserted with respect to the transactions contemplated hereby under the Laws of any Governmental Body.

     7.3 NO SOLICITATION. The Seller will not, and will use commercially reasonable efforts to cause the Company, OTI and their respective representatives to not, directly or indirectly, (i) discuss, negotiate, undertake, authorize, recommend, propose or enter into, either as the proposed surviving, merged, acquiring or acquired corporation, any transaction involving a merger, consolidation, business combination, purchase or disposition of any amount of the assets or capital stock or other equity interest in the Company or OTI other than the transactions contemplated by this Agreement (an "ACQUISITION TRANSACTION"), (ii) facilitate, encourage, solicit or initiate discussions, negotiations or submissions of proposals or offers in respect of an Acquisition Transaction, (iii) furnish or cause to be furnished, to any Person, any information concerning the business, operations, properties, prospects or assets of the Company or OTI in connection with an Acquisition Transaction, or (iv) otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person to do or seek any of the foregoing. The Seller will inform the Purchaser following the receipt by Parent, the Majority Sellers, the Seller, the Company or any of their respective representatives of any proposal or inquiry in respect of any Acquisition Transaction.

     7.4 COMMERCIALLY REASONABLE EFFORTS. Upon the terms and subject to the conditions herein provided, each of the parties hereto agrees to use its commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated by this Agreement and the other Transaction Agreements, including using commercially reasonable efforts to satisfy the conditions precedent to the obligations of any of the parties hereto, to obtain all necessary Permits, to effect all necessary registrations and filings and to deliver notices or communications to employees or Governmental Bodies. Without limiting the generality of the foregoing, each party shall take such action as the other party shall reasonably request to cause the parties to obtain any material Permits of Governmental Bodies and/or the expiration of applicable waiting periods. Notwithstanding any provision to the contrary in this Agreement, the Purchaser shall not be required to hold separate, and agree to sell or otherwise dispose of, assets, categories of assets or businesses of the Purchaser, any of its Subsidiaries, the Company or OTI (or to enter into agreements with the relevant Governmental Body giving effect thereto). Except as required by Law, no material notice or communication to Governmental Bodies with respect to this Agreement or the transactions contemplated by this Agreement or any other Transaction Agreement shall be made by Purchaser, on the one hand, and the Seller on the other hand, without the other parties' prior written consent, which shall not be unreasonably withheld.

     7.5 LOCK-UP PERIOD. The Seller agrees that, during the period commencing on the Closing Date and ending ninety (90) days after the Closing Date (the "Lock-Up Period"), the Seller shall not (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer to dispose of, directly or indirectly, any shares of Purchaser Common Stock or any securities convertible into or exercisable or exchangeable for Purchaser Common Stock, or (ii) enter into any swap or other arrangement that transfers all or a portion of the economic consequences associated with the ownership of any Purchaser Common Stock (regardless of whether any of the transactions described in clause (i) or (ii) are to be settled by the delivery of Purchaser Common Stock or such other securities, in cash or otherwise).

     7.6 LEGEND. The Seller understands that the certificate representing shares of Purchaser Common Stock will bear the following legend or one substantially similar thereto:

         THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR ANY APPLICABLE STATE OR FOREIGN SECURITIES LAWS. THESE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO DISTRIBUTION OR RESALE, AND MAY NOT BE SOLD, MORTGAGED, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT FOR SUCH SECURITIES UNDER THE ACT AND ANY APPLICABLE STATE AND FOREIGN SECURITIES LAWS OR THE AVAILABILITY OF AN EXEMPTION FROM SUCH REGISTRATION REQUIREMENTS. THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE ALSO SUBJECT TO RESTRICTIONS ON THE USE OF SUCH SECURITIES IN HEDGING TRANSACTIONS PURSUANT TO THE TERMS OF AN AGREEMENT BETWEEN THE HOLDER OF SUCH SECURITIES AND THE CORPORATION.

     7.7 SATISFACTION OF CO-SALE RIGHTS. The Seller hereby agrees that this Agreement satisfies in full the obligations of the Majority Sellers and Purchaser, if any, under Section 3.2 of the Stockholders' Agreement and that the transactions contemplated by the Majority Purchase Agreement may be consummated without violation of Section 3.2 of the Stockholders' Agreement whether or not the transactions contemplated by this Agreement are consummated.

                                  ARTICLE VIII

                                 INDEMNIFICATION

     8.1 The Seller shall indemnify, defend and hold harmless the Purchaser, its Affiliates, partners, officers, employees and agents from and against the Applicable Percentage of any and all losses, claims, liabilities, damages, settlements with respect to any unaffiliated third party claims, judgments and expenses relating thereto (including reasonable attorneys' fees and expenses incurred by the indemnified party in the investigation or defense of any of the same or in asserting, preserving or enforcing any of rights hereunder), net of the net present value of any actual Tax benefits or insurance recoveries (less the cost of the recovery and any increase in premium as a result of the recovery) received by such indemnified party (collectively, "LOSSES"), (i) that arise out of any breach by the Seller of any of its representations, warranties, covenants or agreements contained in this Agreement or any of the other Transaction Agreements, (ii) that arise out of any breach by any one or more of the Majority Sellers or the Parent of any of the Majority Representations and Warranties or any breach by any one or more of the Majority Sellers or the Parent of any of its covenants or agreements contained in Sections 7.1, 7.2, 7.7, 7.10 or 7.14 of the Majority Purchase Agreement, (iii) that existed on, or arise from actions or inactions of Parent, the Majority Sellers, the Company or OTI on or prior to February 10, 2000 and not actions or inactions thereafter,
(iv) relating to violations of Environmental and Safety Laws that existed on, or arise from actions or inactions of Parent, the Majority Sellers, the Company or OTI after February 10, 2000 and on or prior to the Closing Date and (v) relating to Taxes that may be imposed on or assessed against the Company, OTI or any of the assets with respect to or arising from transactions during any taxable period ending on or prior to the Closing Date or any taxable period beginning before the Closing Date and ending after the Closing Date (a "STRADDLE PERIOD") but only with respect to the portion of such Straddle Period ending at the end of business on the Closing Date as contemplated by Section 8.7.

     8.2 The Purchaser shall indemnify, defend and hold harmless the Seller, its Affiliates, partners, officers, employees and agents from and against any Losses that arise out of any breach by the Purchaser of any of its representations, warranties, covenants or agreements contained in this Agreement or any of the other Transaction Agreements.

     8.3 Notwithstanding anything contained in this Agreement, no indemnifying party shall be liable to an indemnified party unless and until the Losses incurred by the indemnified party as the result of any breach of any representation, warranty or covenant contained in this Agreement exceed $1 million (the "BASKET"), after which the indemnified party shall be entitled to indemnification for all of its Losses, not just those in excess of the Basket; PROVIDED, HOWEVER, that in no event shall the aggregate liability of any party under this Agreement, whether for breaches of representations and warranties or otherwise, exceed the Purchase Price. Notwithstanding any provision of this Agreement to the contrary, in no event shall the Basket apply to Losses arising out of or relating to (a) any breach of any of the representations and warranties set forth in Sections 4.3, 4.5, 4.7, 4.8, 4.9 and 5.5, (b) any breach of the Majority Representations and Warranties for which Purchaser would be entitled to such indemnification under the Majority Purchase Agreement or (c) fraud or intentional misrepresentations.

     8.4 An indemnified party shall give the indemnifying party prompt notice of any third-party claim that may give rise to any indemnification obligation under this Article VIII and the indemnifying party shall (except as set forth below) have the right to assume and control the defense (at its expense) and settlement of any such claim through the indemnifying party's own counsel or through other counsel reasonably acceptable to the indemnified party; provided, however, that no settlement shall be made without the prior written consent of the indemnified party, which consent shall not be unreasonably withheld, delayed or conditioned. The indemnified party, together with any other indemnified parties, may retain one additional counsel to represent the interests of all of such indemnified parties at their own expense if, under applicable standards of professional conduct, a conflict with respect to any significant issue between such indemnified parties and the indemnifying party exists in respect of such third-party claim. In such event, the indemnifying party shall not assume the defense of such claim and shall also pay the reasonable fees and expenses of one counsel selected by such indemnified parties in respect of such claim. Notwithstanding the foregoing, without such indemnified parties' consent, the indemnifying party will not settle any action or proceeding on terms that do not provide such indemnified parties a full, unconditional release from all liability with respect to such claim by each claimant or plaintiff in a form reasonably acceptable to such indemnified parties' counsel, nor will the indemnifying party consent to any injunctive or other non-monetary relief affecting any indemnified party. The failure of any indemnified party to give prompt notice of any claim shall not release, waive or otherwise affect the indemnifying party's obligations with respect thereto except to the extent the indemnifying party can demonstrate actual loss and prejudice as a result of such failure. The indemnified party shall not be deemed to have been notified of any claim by virtue of knowledge acquired on or prior to the Closing Date by a director, officer or employee of the Company or OTI.

     8.5 If any payment is made by the Seller under the terms of this Agreement or otherwise relating to pre-Closing activities (except with respect to those pre-Closing activities as to which Purchaser is not indemnified by the Seller under Section 8.1 hereof), the Seller shall have no rights against the Company or OTI or any director, officer, employee or agent thereof, unless such claim involves bad faith on the part of such director, officer or employee, whether by reason of contribution, indemnification, subrogation or otherwise, in respect of any such payment, and the Seller shall take no action against the Company or OTI with respect thereto.

     8.6 The Seller hereby irrevocably releases, effective as of the Closing Date, the Company and OTI from any and all actions or causes of action, claims, demands, liabilities, judgments, losses, damages, injuries, costs or expenses of every kind, that Seller may have against the Company or OTI arising at any time on or before the Closing Date, whether known or unknown (collectively, "CLAIMS"); provided, however, that this release does not in any way affect any causes of actions or claims that the Seller may have against Purchaser arising out of this Agreement, any of the other Transaction Agreements, the Cisco Supply Agreement, or any conduct by, or events relating to, the Company or OTI subsequent to the Closing. This release applies to Claims arising in any manner, whether such Claims are based on any tort, contract, statutory provision or other law or theory of liability, including negligence, gross negligence, recklessness, willful misconduct or products liability.

     8.7 TAX STRADDLE PERIODS. For purposes of determining the amount of Taxes for or which relate to a Straddle Period, the Closing Date shall be treated as the last day of a taxable period, and the portion of any such Tax that is allocable to the taxable period that is deemed to end on and including the Closing Date: (i) in the case of Taxes that are either (x) based upon or related to income or receipts, or (y) imposed in connection with any sale, transfer, assignment or distribution of property, shall be deemed equal to the amount which would be payable if the period for which such Tax is assessed ended on and included the Closing Date, and (ii) in the case of Taxes other than Taxes described in clause (i) hereof, shall be computed on a per diem basis.

                                   ARTICLE IX

                                  MISCELLANEOUS

     9.1 CERTAIN DEFINITIONS. (a) For purposes of this Agreement, the following terms shall have the following meanings:

         "ACQUISITION TRANSACTION" shall have the meaning ascribed to such term in Section 7.3 hereof.

        "AFFILIATE" means, with respect to any Person, any other Person directly or indirectly controlling, directly or indirectly controlled by or under direct or indirect common control with such Person.

        "AGREEMENT" shall have the meaning ascribed to such term in the recitals hereof.

        "APPLICABLE PERCENTAGE" means one hundred (100) percent, except that it means ten (10) percent (the Seller's pro rata share of the indemnification obligations under the Majority Purchase Agreement), with respect to Losses that arise out of any breach by any one or more of the Majority Sellers or the Parent of any of the Majority Representations and Warranties, to the extent the Applicable Percentage under the Majority Purchase Agreement is limited to ninety
(90) percent.

        "BASKET" shall have the meaning ascribed to such term in Section 8.3 hereof.

        "BUSINESS DAY" means any day of the year on which national banking institutions in New York are open to the public for conducting business and are not required or authorized to close.

        "BY-LAWS" means the By-Laws of the Seller, as amended to date.

        "CERTIFICATE OF INCORPORATION" means the Certificate of Incorporation of the Seller, as amended to date.

        "CISCO SUPPLY AGREEMENT" means the Manufacturing and Component Supply Agreement, made as of the effective date referred to therein, among the Seller, OTI and PCS.

        "CLAIMS" shall have the meaning ascribed to such term in Section 8.6 hereof.

        "CLOSING" shall have the meaning ascribed to such term in Section 1.1 hereof.

        "CLOSING DATE" shall mean the date on which the Closing actually occurs in accordance with Section 3.1 hereof.

        "CODE" means the U.S. Internal Revenue Code of 1986, as amended.

        "COMPANY" shall have the meaning ascribed to such term in the recitals hereof.

        "COMPANY COMMON STOCK" shall have the meaning ascribed to such term in the recitals hereof.

        "COMPANY REGISTRATION RIGHTS AGREEMENT" means the Registration Rights Agreement, dated as of August 2, 2000, by and among the Company and the Seller.

        "COMPETITION LAWS" means Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, lessening of competition or restraint of trade and includes the HSR Act and, to the extent applicable, equivalent Laws of the European Union or the Member States thereof.

        "CONFIDENTIALITY AGREEMENT" shall mean the Confidentiality Agreement between the Purchaser and PCS dated July 6, 2000.

        "CONFIDENTIAL MATERIAL" shall have the meaning ascribed to such term in
Section 7.1 hereof

        "CONTRACT" means any contract, agreement, indenture, note, bond, loan, instrument, lease, conditional sale, mortgage, license, franchise, insurance policy commitment or other arrangement or agreement.

        "CO-SALE RIGHTS" means the rights of the Seller set forth in Section 3.2 of the Stockholders' Agreement.

        "ENVIRONMENTAL AND SAFETY LAWS" shall mean all applicable and effective Laws or Orders that (x) are intended to assure the protection of the environment or (y) that classify, regulate, call for the remediation of, restrict the handling or disposal of, require reporting with respect to, or list or define air, water, groundwater, solid waste, hazardous or toxic substances, materials, wastes, pollutants or contaminants, or which are intended to assure the safety of employees, workers or other persons, including the public.

        "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

        "GOVERNMENTAL BODY" means any government or governmental or regulatory body thereof, or political subdivision thereof, whether federal, state, local, foreign or supranational, or any agency, instrumentality or authority thereof, or any court or arbitrator (public or private).

        "HSR ACT" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

        "LAW" means any federal, state, local, foreign or supranational law (including common law), statute, code, ordinance, rule, regulation or other requirement.

        "LIEN" means any lien, pledge, mortgage, deed or trust, security interest, claim, lease, charge, option, right of first refusal, easement, servitude, transfer restriction under any applicable Law, shareholder or similar agreement, encumbrance or any other restriction or limitation whatsoever.

        "LOCK-UP PERIOD" shall have the meaning ascribed to such term in Section
7.5 hereof.

        "LOSSES" shall have the meaning ascribed to such term in Section 8.1 hereof.

        "MAJORITY PURCHASE AGREEMENT" shall have the meaning ascribed to such term in the recitals hereof.

        "MAJORITY SELLERS" shall have the meaning ascribed to such term in the recitals hereof.

        "MAJORITY SELLERS' KNOWLEDGE" means "Sellers' Knowledge" as such term is defined in the Majority Purchase Agreement, provided however, that reference to this Agreement in such definition shall be deemed to refer to this Agreement rather than the Majority Purchase Agreement.

        "MAJORITY TRANSACTION AGREEMENTS" shall have the meaning ascribed to such terms in the recitals hereof.

        "NYSE" means the New York Stock Exchange.

        "ORDER" means any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award.

        "OTI" means Optical Technologies Italia, S.p.A., a corporation organized and existing under the laws of the Republic of Italy.

        "OTNL" shall have the meaning ascribed to such term in the recitals hereof.

        "PARENT" shall have the meaning ascribed to such term in the recitals hereof.

        "PCS" shall have the meaning ascribed to such term in the recitals hereof.

        "PERMITS" means any approvals, authorizations, consents, licenses, permits or certificates of any Governmental Body.

        "PERSON" means any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Body or other entity.

        "PURCHASE PRICE" shall have the meaning ascribed to such term in Section
2.1 hereof.

        "PURCHASER" shall have the meaning ascribed to such term in the recitals hereof.

        "PURCHASER COMMON STOCK" shall have the meaning ascribed to such term in
Section 2.1(a) hereof.

        "PURCHASER FINANCIAL STATEMENTS" shall have the meaning ascribed to such term in Section 5.7 hereof.

        "PURCHASER MATERIAL ADVERSE EFFECT" means a material adverse effect on the business, properties, operations, assets or financial condition of the Purchaser and its Subsidiaries, taken as a whole, or on the ability of the Purchaser to perform its obligations under, or to consummate the transactions contemplated by, this Agreement or any other Transaction Agreement.

        "PURCHASER REGISTRATION RIGHTS AGREEMENT" shall have the meaning ascribed to such term in the recitals hereof.

        "QUALIFICATION" shall have the meaning set forth in the letter dated September 26, 2000, among the Purchaser, OTNL, PCS and Parent relating to the qualification of chips.

        "SEC" means the Securities and Exchange Commission.

        "SEC DOCUMENTS" shall have the meaning ascribed to such term in Section
5.7 hereof.

        "SECURITIES ACT" means the Securities Act of 1933, as amended.

        "SELLER" shall have the meaning ascribed to such term in the recitals hereto.

        "SELLER MATERIAL ADVERSE EFFECT" means a material adverse effect on the business, properties, operations, assets or financial condition of the Company and OTI, taken as a whole, or on the ability of the Seller to perform its obligations under, or to consummate the transactions contemplated by, this Agreement or any other Transaction Agreement; provided, however, that a general economic downturn , a general downturn in the industries in which the Company and OTI compete and/or the loss of any one customer of the Company or OTI shall not constitute a "Seller Material Adverse Effect."

        "SHARES" shall have the meaning ascribed to such term in the recitals hereof.

        "STOCKHOLDERS' AGREEMENT" shall have the meaning ascribed to such term in the recitals hereof.

        "SUBSIDIARIES" with respect to any Person means, any Person with respect to which more than 50% of the outstanding shares of stock of each class having ordinary voting power (other than stock having such power only by reason of the happening of a contingency) is at the time owned by such Person or by one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.

        "TAX" and its correlative meanings "TAXES" and "TAXABLE" shall mean (x) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, value added, capital, transfer, franchise, profits, license, withholding, payroll, employment, social security, social charges, registration, excise, severance, stamp, occupation, Pension Benefit Guaranty Corporation, premiums, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any Governmental Body responsible for the imposition of any such tax either in the United States or in any non-United States jurisdiction, including Italy and The Netherlands, and shall include any transferee liability in respect of Taxes, (y) any liability for the payment of any amounts of the type described in (x) as a result of being a member of an affiliated, consolidated, combined or unitary group for any Taxable period, and
(z) any liability for the payment of any amounts of the type described in (x) or
(y) as a result of being a transferee of or successor to any person or as a result of any express or implied obligation to indemnify any other person.

        "TRANSACTION AGREEMENTS" shall have the meaning ascribed to suchterm in
Section 4.2. hereof.

        "US GAAP" means generally accepted United States accounting principles as of the date hereof.

        (b) Other Rules of Construction.

            (i) Unless the context otherwise requires, references in the singular include references in the plural and vice versa. References to a party to this Agreement or to other agreements described herein means those Persons executing such agreements.

            (ii) The words "INCLUDE," "INCLUDING" or "INCLUDES" shall be deemed to be followed by the phrase "WITHOUT
      LIMITATION" or the phrase "BUT NOT LIMITED TO" in all places where such words appear in this Agreement. The word "OR" shall be deemed to be inclusive.

            (iii) This Agreement is the joint drafting product of the Seller, and the Purchaser, and each provision has been subject to negotiation and agreement and neither this Agreement nor any provisions hereof shall be construed for or against any party as drafter thereof.

     9.2 PUBLIC ANNOUNCEMENTS. Except as required by law, and unless otherwise agreed upon in writing by the parties, no party shall make a public announcement regarding this Agreement or any of the other Transaction Agreements or the transactions contemplated hereby or thereby.

     9.3 PAYMENT OF SALES, USE OR SIMILAR TAXES. All sales, use, transfer, intangible, recordation, documentary stamp or similar Taxes or charges, of any nature whatsoever, applicable to, or resulting from, the transactions contemplated by this Agreement shall be borne, with respect to the first $1.3 million, by the Seller, and with respect to any additional amounts, equally by the Seller, on the one hand, and the Purchaser, on the other hand; provided, however, that the Purchaser shall have no liability for income or similar Taxes of the Seller or the Majority Sellers.

     9.4 EXPENSES.

         (a) Except as expressly provided in Section 9.3, the Purchaser will pay or cause to be paid all expenses incident to the performance of its obligations under, and the consummation of the transactions contemplated by, this Agreement, including the fees and disbursements of its counsel, investment bankers and accountants;

         (b) the Seller will pay all expenses incident to the performance of its obligations under this Agreement, including the fees and disbursements of its counsel, investment bankers and accountants; and

         (c) notwithstanding anything to the contrary in this Agreement or applicable Laws, the Purchaser shall pay one-half of the filing fees, dues or other charges payable under the HSR Act and any other Competition Laws and the Seller shall pay the other half of such fees, dues or other charges.

     9.5 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The parties hereto hereby agree that the representations and warranties contained in this Agreement or in any Transaction Agreement shall survive the execution and delivery of this Agreement and the Closing hereunder; provided, however, that any claims or actions with respect to representations and warranties other than those contained in Sections 4.3, 4.5, 4.8, and 4.9 shall terminate unless within twenty-four (24) months after the Closing Date written notice of such claims is given to the Seller or the Purchaser, as the case may be, or such actions are commenced. Any claims or actions with respect to the representations and warranties contained in Sections 4.3 and 4.7 shall terminate on the twentieth
(20th) anniversary of the Closing Date unless prior to such date written notice of such claim is given to the Seller or such actions are commenced. The parties hereto further agree that the covenants of the parties contained herein that by their terms survive the Closing shall survive the Closing hereunder except that the covenant of the Seller contained in Sections 8.1 (iii), (iv) and (v) hereof shall terminate on the tenth anniversary of the Closing Date unless prior to such date written notice of such claims is given to the Seller or such actions are commenced.

     9.6 FURTHER ASSURANCES. The Seller and the Purchaser at the other's request and without cost to the other each agree to execute and deliver such other documents or agreements and to take such other action as may be reasonably necessary or desirable for the implementation of this Agreement and each of the other Transaction Agreements and the consummation of the transactions contemplated hereby or thereby.

     9.7 ENTIRE AGREEMENT; AMENDMENTS AND WAIVERS; EXCLUSIVE REMEDIES. (a) This Agreement (including the other Transaction Agreements and the schedules and exhibits hereto and thereto) represents the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and thereof and supersede all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, of the parties.

The Letter Agreement between the Purchaser and the Seller dated on or about October 27, 2000 is hereby terminated. If there shall arise any conflict between this Agreement and the Stockholders' Agreement, this Agreement shall prevail. Each party disclaims the existence or completeness of, or reliance upon, any representation or warranty by the others, except as to representations and warranties expressly set forth in this Agreement or the other Transaction Agreements. This Agreement can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to the provision of this Agreement being amended, supplemented, changed or waived. No action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other then-existing or subsequent breach. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

          (b) The parties agree that the indemnification provisions of this Agreement and the other Transaction Agreements provide the sole and exclusive remedies against any other party hereto for Losses resulting from or arising under this Agreement or any of the other Transaction Agreements.

     9.8 GOVERNING LAW; SUBMISSION TO JURISDICTION; CONSENT TO SERVICE. (a) This Agreement shall be governed by and construed in accordance with the laws of the State of New York without reference to its principles of conflicts of law, which would require the application of any other law.

          (b) The parties hereto hereby irrevocably submit to the non-exclusive jurisdiction of any federal or state court located within the State of New York over any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby or thereby and each party hereby irrevocably agrees that all claims in respect of such dispute or any suit, action proceeding related thereto may be heard and determined in such courts. The parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

        (c) Each of the parties hereto hereby consents to process being served by any party to this Agreement in any suit, action or proceeding by the mailing of a copy thereof in accordance with the provisions of Section 9.10.

     9.9 TABLE OF CONTENTS AND HEADINGS. The table of contents and section headings of this Agreement are for reference purposes only and are to be given no effect in the construction or interpretation of this Agreement.

     9.10 NOTICES. All notices and other communications under this Agreement shall be in writing and shall be deemed given when delivered personally or mailed by certified mail, return receipt requested, to the parties (and shall also be transmitted by facsimile to the Persons receiving copies thereof) at the following addresses (or to such other address as a party may have specified by notice given to the other party pursuant to this provision):

            If to the Seller:

            Cisco Systems, Inc.
            170 West Tasman Drive
            San Jose, CA 95134-1706
            Attn:  Senior Vice President, Legal
                  and Governmental Affairs
            Fax:  (408) 526-4914
            Telephone:  (408) 526-4000

            With a copy to:

            Brobek, Phleger & Harrison LLP
            220 Geng Road
            Two Embarcadero Place
            Palo Alto, CA  94303
            Attn:  Therese A. Mrozek, Esq.
            Fax:   (650) 496-2885
            Telephone:  (650) 424-0160

            If to the Purchaser, to:

            Corning Incorporated
            One Riverfront Plaza
            Corning, New York  14831
            Fax:  (607) 974-6135
            Telephone:  (607) 974-5656
            Attn:  General Counsel

            With a copy to:

            Nixon Peabody LLP
            437 Madison Avenue
            New York, New York  10022
            Attn:  Richard F. Langan, Jr., Esq.
            Fax:  (212) 940-9940
            Telephone:  (212) 940-3140

     9.11 SEVERABILITY. If any provision of this Agreement is invalid or unenforceable, the balance of this Agreement shall remain in full force and effect and this Agreement shall be construed as if such invalid or unenforceable provision were omitted.

     9.12 BINDING EFFECT; ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. Nothing in this Agreement shall create or be deemed to create any third-party beneficiary rights in any person or entity not a party to this Agreement except as provided below. No assignment of this Agreement or of any rights or obligations hereunder may be made by either the Seller or the Purchaser (by operation of law or otherwise) without the prior written consent of the other parties hereto and any attempted assignment without the required consents shall be void; provided, however, that the Purchaser may assign this Agreement and any or all rights or obligations (provided that the Purchaser shall remain primarily liable for all such obligations), hereunder (including the Purchaser's rights to purchase the Shares and the Purchaser's rights to seek indemnification hereunder) to any Affiliate of the Purchaser. Upon any such permitted assignment, the references in this Agreement to the Purchaser shall also apply to any such assignee unless the context otherwise requires.

     9.13 SPECIFIC PERFORMANCE. The Seller agrees that its breach of its obligations to sell the Shares to the Purchaser on the terms and conditions of this Agreement would cause irreparable damage to the Purchaser and that the Purchaser will not have an adequate remedy at law. The Seller therefore agrees that if this Agreement is not consummated on the basis of the preceding sentence, then the Purchaser shall be entitled to specific performance of the Seller's obligation to sell the Shares to the Purchaser.

            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first written above.

                                           CISCO SYSTEMS, INC.



                                           By: _________________________
                                               Name:
                                               Title:





                                           CORNING INCORPORATED



                                           By: _________________________
                                               Name: Lawrence D. McRae
                                               Title:Vice President, Corporate
                                                     Development